Exhibit 99.1
NV5 ANNOUNCES FIRST QUARTER RESULTS AND RAISES GUIDANCE
Hollywood, FL – May 8, 2024 – NV5 Global, Inc. (Nasdaq GS: NVEE) ("NV5" or the "Company"), a provider of technology, conformity assessment, consulting solutions, and software applications, today reported financial results for the first quarter ended March 30, 2024.

"NV5 delivered strong first quarter results in revenue and profitability, exceeding our budget and analyst consensus for revenue and growing cash flows from operations 73% versus the first quarter of 2023. The company is seeing tremendous revenue growth in services for artificial intelligence (AI) data centers, and we believe we have become a leader in infrastructure design and commissioning for the AI data center market, with customers coming to us for their international and domestic data center facilities.

Our accelerated organic growth initiative has resulted in 8% organic growth1 for the quarter. We have completed four acquisitions in 2024 to date, enhancing our Florida operations, structural and forensics engineering, geospatial DOT asset management, and engineering solutions for Middle East mega projects. The M&A pipeline is strong, and we anticipate completing additional acquisitions throughout 2024 to densify our existing platform and enhance the tech-enabled solutions that have become a cornerstone of NV5’s service offerings. We have exceeded our consolidated 2024 budget to date and are raising guidance for gross revenues and EPS," said Dickerson Wright, Executive Chairman of NV5.
First Quarter 2024 Results
The Company's cash flows grew 73% over the same quarter last year as it generated $19.6 million of cash flows from operations. Gross revenues grew 16% to $213.3 million this quarter and gross profit increased 18% to $112.8 million. Organic growth was 8%1.
The Federal continuing resolution that impacted the fourth quarter of last year and much of the first quarter of this year is now behind us. As a result, we have raised 2024 guidance for revenue and earnings per share.
•Gross revenue guidance for the full year 2024 is now between $937 million and $942 million, an increase from $930 million to $935 million.
•2024 GAAP EPS guidance is now between $2.87 per share and $2.93 per share, an increase from $2.86 per share to $2.92 per share.
•2024 Adjusted EPS guidance has been raised to $5.05 per share to $5.11 per share, an increase from $5.00 per share to $5.06 per share.
Due to our M&A activity, our intangible asset amortization has increased by $3.1 million compared to the first quarter of last year, and our interest expense has increased by $2.6 million. Our operating margins were also affected during this reporting period by the continuing integration of the Axim and VIS acquisitions. These factors affected our first quarter net income, which was $0.4 million, compared to $5.9 million in the first quarter of last year, our GAAP EPS, which was $0.03 per share compared to $0.39 per share in the first quarter of last year, and our Adjusted EPS, which was $0.66 per share compared to $0.88 per share in the first quarter of last year.
Our Adjusted EBITDA increased 4% to $28.7 million, compared to $27.7 million in the first quarter of 2023. We look forward to improving margins throughout the remainder of the year, as reflected in our raised 2024 guidance.

1 Based on revenue most applicable to specific business line (gross revenue or gross revenue generated by internal labor) and excluding revenue from two smaller businesses not accepting new contracts.

Use of Non-GAAP Financial Measures; Comparability of Certain Measures

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a measure of financial performance under GAAP. Adjusted EBITDA reflects adjustments to EBITDA to eliminate stock-based compensation expense and acquisition-related costs. Management believes adjusted EBITDA, in addition to operating profit, Net Income, and other GAAP measures, is a useful indicator of our financial and operating performance and our ability to generate cash flows from operations that are available for taxes, capital expenditures, and debt service. A reconciliation of Net Income, as reported in accordance with GAAP, to adjusted EBITDA is provided at the end of this news release.

Adjusted earnings per diluted share (“Adjusted EPS”) is not a measure of financial performance under GAAP. Adjusted EPS reflects adjustments to reported diluted earnings per share (“GAAP EPS”) to eliminate amortization expense of intangible assets from acquisitions and acquisition-related costs, net of tax benefits. As we continue our acquisition strategy, the growth in Adjusted EPS may increase at a greater rate than GAAP EPS. A reconciliation of GAAP EPS to Adjusted EPS is provided at the end of this news release.

Our definition of Adjusted EBITDA and Adjusted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as Net Income, and Diluted Earnings per Share. In addition, when presenting forward-looking non-GAAP metrics, we are unable to provide quantitative reconciliations to the most closely correlated GAAP measure due to the uncertainty in the timing, amount or nature of any adjustments, which could be material in any period.

Conference Call

NV5 will host a conference call to discuss its first quarter 2024 financial results at 4:30 p.m. (Eastern Time) on May 8, 2024. The accompanying presentation for the call is available by visiting http://ir.nv5.com.

Date:    Wednesday, May 8, 2024
Time:    4:30 p.m. Eastern
Toll-free dial-in number:    +1 800-715-9871
International dial-in number:    +1 646-307-1963
Conference ID:    2719957
Webcast:    http://ir.nv5.com

Please dial-in at least 5-10 minutes prior to the start time to allow the operator to log your name and connect you to the conference.

The conference call will be webcast live and available for replay via the “Investors” section of the NV5 website.

About NV5

NV5 Global, Inc. (NASDAQ GS: NVEE) is a provider of technology, conformity assessment, consulting solutions, and software applications for public and private sector clients supporting sustainable infrastructure, utility, and building assets and systems. The Company focuses on multiple verticals: construction quality assurance, infrastructure engineering, utility services, buildings & technology, environmental health sciences, and geospatial technology services to deliver innovative, sustainable solutions to complex issues and improve lives in our communities. NV5 operates out of more than 100 offices nationwide and internationally. For additional information, please visit the Company’s website at www.NV5.com. Also, visit the Company on LinkedIn, Twitter, Facebook, and Instagram.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release and on the conference call. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Investor Relations Contact

NV5 Global, Inc.
Jack Cochran
Vice President, Marketing & Investor Relations
Tel: +1-954-637-8048
Email: ir@nv5.com

Source: NV5 Global, Inc.

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

	March 30, 2024	December 30, 2023
Assets
Current assets:
Cash and cash equivalents	$44,766	$44,824
Billed receivables, net	149,206	152,593
Unbilled receivables, net	120,705	113,271
Prepaid expenses and other current assets	17,435	18,376
Total current assets	332,112	329,064
Property and equipment, net	54,103	50,268
Right-of-use lease assets, net	37,942	36,836
Intangible assets, net	246,074	226,702
Goodwill	536,908	524,573
Deferred income tax assets, net	2,339	—
Other assets	2,479	3,149
Total Assets	$1,211,957	$1,170,592

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$52,781	$54,865
Accrued liabilities	53,999	47,423
Billings in excess of costs and estimated earnings on uncompleted contracts	40,212	41,679
Other current liabilities	2,167	2,263
Current portion of contingent consideration	3,436	3,922
Current portion of notes payable and other obligations	9,634	9,267
Total current liabilities	162,229	159,419
Contingent consideration, less current portion	1,610	143
Other long-term liabilities	27,564	26,930
Notes payable and other obligations, less current portion	237,274	205,468
Deferred income tax liabilities, net	—	2,837
Total liabilities	428,677	394,797

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 45,000,000 shares authorized, 15,953,908 and 15,895,255 shares issued and outstanding as of March 30, 2024 and December 30, 2023, respectively	160	159
Additional paid-in capital	515,833	508,256
Accumulated other comprehensive loss	(519)	(18)
Retained earnings	267,806	267,398
Total stockholders’ equity	783,280	775,795
Total liabilities and stockholders’ equity	$1,211,957	$1,170,592

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF NET INCOME AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(in thousands, except share data)

	Three Months Ended
	March 30, 2024	April 1, 2023
Gross revenues	$213,295	$184,317

Direct costs:
Salaries and wages	56,454	48,384
Sub-consultant services	31,260	27,615
Other direct costs	12,753	12,320
Total direct costs	100,467	88,319

Gross profit	112,828	95,998

Operating expenses:
Salaries and wages, payroll taxes, and benefits	65,434	52,672
General and administrative	22,243	17,920
Facilities and facilities related	5,960	5,374
Depreciation and amortization	14,482	11,047
Total operating expenses	108,119	87,013

Income from operations	4,709	8,985

Interest expense	(4,191)	(1,581)

Income before income tax expense	518	7,404
Income tax expense	(110)	(1,457)
Net income	$408	$5,947

Earnings per share:
Basic	$0.03	$0.40
Diluted	$0.03	$0.39

Weighted average common shares outstanding:
Basic	15,267,151	14,883,487
Diluted	15,634,026	15,383,437

Comprehensive income (loss):
Net income	$408	$5,947
Foreign currency translation losses, net of tax	(501)	—
Comprehensive income (loss)	$(93)	$5,947

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended
	March 30, 2024	April 1, 2023
Cash flows from operating activities:
Net income	$408	$5,947
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,043	12,302
Non-cash lease expense	3,293	3,286
Provision for doubtful accounts	491	240
Stock-based compensation	6,666	5,826
Change in fair value of contingent consideration	—	(859)
Gain on disposals of property and equipment	(3)	(23)
Other	(67)	—
Deferred income taxes	(5,175)	(5,603)
Amortization of debt issuance costs	185	194
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed receivables	7,283	9,560
Unbilled receivables	(5,727)	(13,999)
Prepaid expenses and other assets	1,496	4,857
Accounts payable	(3,584)	(15,884)
Accrued liabilities and other long-term liabilities	675	2,375
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,516)	3,906
Contingent consideration	(815)	(800)
Other current liabilities	(99)	(43)
Net cash provided by operating activities	19,554	11,282

Cash flows from investing activities:
Cash paid for acquisitions (net of cash received from acquisitions)	(45,334)	(117,587)
Proceeds from sale of assets	22	—
Purchase of property and equipment	(3,673)	(6,110)
Net cash used in investing activities	(48,985)	(123,697)

Cash flows from financing activities:
Borrowings from Senior Credit Facility	35,000	110,000
Payments on notes payable and other obligations	(4,380)	(4,085)
Payments of contingent consideration	(1,025)	(700)
Net cash provided by financing activities	29,595	105,215

Effect of exchange rate changes on cash and cash equivalents	(222)	—

Net decrease in cash and cash equivalents	(58)	(7,200)
Cash and cash equivalents – beginning of period	44,824	38,541
Cash and cash equivalents – end of period	$44,766	$31,341

NV5 GLOBAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP FINANCIAL MEASURES
(UNAUDITED)
(in thousands, except share data)

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

		Three Months Ended
		March 30, 2024	April 1, 2023
Net Income		$408	$5,947
Add:	Interest expense	4,191	1,581
	Income tax expense	110	1,457
	Depreciation and amortization	16,043	12,302
	Stock-based compensation	6,666	5,826
	Acquisition-related costs*	1,312	632
Adjusted EBITDA		$28,730	$27,745

* Acquisition-related costs include contingent consideration fair value adjustments.

RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

		Three Months Ended
		March 30, 2024	April 1, 2023
Net Income - per diluted share		$0.03	$0.39
Per diluted share adjustments:
Add:	Amortization expense of intangible assets and acquisition-related costs	0.84	0.65
	Income tax expense	(0.21)	(0.16)
Adjusted EPS		$0.66	$0.88